Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-258918 and 333-275119), Form S-1 (Nos. 333-291596 and 333-289962), Form S-3 (Nos. 333-289056, 333-287102, and 333-281995) and Form S-8 (Nos. 333-289057, 333-198109, 333-207444, 333-230998, 333-272301 and 333-274954) of Akari Therapeutics, Plc (the Company) of our report dated March 30, 2026, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.
New York, New York

March 30, 2026